Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS

Highlights:

➢	Full-year Adjusted EBITDA increases 115% to $127.2 million
➢	2008 revenues up $247.6 million to $1.1 billion
➢	Idling high-cost production and delaying expansion in response to market conditions
➢	Sharply reducing 2009 capital expenditures

Scott Depot, West Virginia, February 11, 2009 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the fourth quarter and full year ended December 31, 2008.

•	Revenues rose 26% to $257.7 million for the fourth quarter of 2008, compared to $205.0 million during the same period a year ago.

•
Adjusted EBITDA, or earnings before deducting interest expense, income taxes, depreciation, depletion, amortization, impairment charges and minority interest, increased to $12.5 million for the fourth quarter of 2008, compared to $1.2 million for the fourth quarter of 2007.  Both revenues and EBITDA in the fourth quarter of 2008 were affected by customer deferrals of higher-priced metallurgical shipments.

•
Fourth quarter 2008 financial results include non-cash asset impairment charges of $37.4 million.  The pre-tax impairment charges include the previously announced $7.2 million charge for non-recoverable mine development costs related to the Sago mine closure, and a $30.2 million goodwill impairment charge related to the Company’s ADDCAR subsidiary.

•
The Company reported a net loss of $37.0 million, or $0.24 per share on a diluted basis, in the fourth quarter of 2008, compared with a net loss of $127.4 million, or $0.84 per share on a diluted basis, in the fourth quarter of 2007.  Excluding the non-cash impairment charges, the Company would have reported fourth quarter net losses of $13.1 million in 2008 and $18.2 million in 2007.

“The global economic crisis came to bear heavily on the coal industry in the fourth quarter, as many steel companies suspended metallurgical coal shipments across the board and utilities responded to sagging electricity demand by halting spot coal purchases,” said Ben Hatfield, President and CEO of ICG.  “Our fourth quarter revenues were depressed by the loss of higher-priced sales – particularly metallurgical orders.  Since most of our favorably priced utility contracts didn’t commence shipping until January 1, 2009, our fourth quarter sales base consisted primarily of lower-priced pre-2008 contracts.  Otherwise, operating performance was somewhat stronger than the third quarter, with production costs improving despite reduced shipments.”

Hatfield continued, “We believe our contracting strategy, production improvements, and adjustments in response to the economic turmoil should result in improved financial performance in 2009.  Approximately 92% of our planned shipments for 2009 are committed and priced at substantially higher prices than in 2008, and we have minimal exposure to the spot market during the first half of 2009.

“While our 2009 metallurgical market risk is relatively modest, we expect first-half shipments of met coal to remain weak.  We are working with our customers to develop a mutually agreeable schedule for shipping contracted metallurgical orders that recognizes their constraints of reduced near-term demand.  We  expect all delayed met shipments to be rescheduled for future delivery.”

Hatfield concluded, “We believe the long-term outlook for coal demand remains positive.  Nevertheless, we have taken decisive steps to help insulate our business from the effects of reduced worldwide demand for coal by aggressively cutting capital spending, delaying expansion projects, conserving liquidity, and matching lower-cost production to existing demand.”

2008 Full-Year Results

Revenues for the year ended December 31, 2008 totaled $1.1 billion, compared to $849.2 million for the year ended December 31, 2007.  The Company reported Adjusted EBITDA of $127.2 million for 2008, compared to $59.1 million for 2007.  Net loss for 2008 was $24.7 million, or $0.16 per share on a diluted basis, versus a net loss of $147.0 million, or $0.97 per share on a diluted basis, in 2007.  The Company’s 2008 and 2007 results include non-cash charges totaling $37.4 million and $170.4 million, respectively, related to the impairment of goodwill and non-recoverable mine development costs.  Additionally, the Company’s 2008 and 2007 results include net gains on sales of assets totaling $32.5 million and $38.7 million, respectively, including a $21.6 million non-cash gain in 2008 related to an exchange of Eastern Kentucky coal reserves.

Sales, Production and Reserves

ICG sold 4.4 million tons of coal during the fourth quarter of 2008, the same amount sold during the fourth quarter of 2007.  Production totaled 4.3 million tons in the fourth quarter of 2008 versus 3.9 million tons in the fourth quarter of 2007.

For 2008, ICG sold 18.9 million tons of coal, compared to 18.3 million tons in 2007.  Coal production totaled 17.8 million tons versus 16.4 million tons in 2007.

As of December 31, 2008, ICG controlled approximately 1.0 billion tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia.  Additionally, the company controls approximately 521 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Market Outlook and Committed Sales

While the Company believes the long-term fundamentals for coal remain strong, spot prices for the first half of 2009 are expected to remain under pressure due to high utility coal inventories, lower demand for electricity, competition from natural gas and weak demand for metallurgical coal.

In anticipation of demand remaining weak, coal producers are responding quickly by curtailing production.  Previously announced industry mine closures combined with the ongoing productivity issues that affected Eastern U.S. coal producers in 2008 – difficult geology, permitting delays and heightened MSHA enforcement policies – are expected to reduce coal production.  Tightened coal supply is expected to set the stage for prices to recover, once demand returns to normal levels.

The Company expects negotiations on 2009 metallurgical coal contracts to extend well beyond the normal first quarter settlement timeframe. Recovery of metallurgical coal demand will be influenced by the timing and effectiveness of global economic stimulus efforts.

•
The Company’s committed and priced sales for 2009 are approximately 19.3 million tons, or 92% of planned shipments.  Currently priced volume for 2009 averages approximately $61.00 per ton, excluding freight and handling expenses.

•
For 2010, committed and priced sales are approximately 10.5 million tons, or 51% of planned shipments.  Currently priced volume for 2010 averages $60.00 per ton, excluding freight and handling expenses.

Operational and Other Updates

•
In response to the recent deterioration in coal pricing, the Company idled in early 2009 approximately 600,000 tons of high-cost coal production in Eastern Kentucky, including an underground mine at Flint Ridge and a surface mine loader spread at the Hazard complex.  Further production cuts will be considered later in the year if anticipated market improvement does not occur.

•
Construction work on the Company’s Tygart No. 1 mining complex in Taylor County, West Virginia, continues to be suspended due to a technical permitting issue cited by the West Virginia Surface Mine Board on October 7, 2008.  The Company has since submitted a permit modification to address those technical concerns, and that modification is under review by the West Virginia Department of Environmental Protection.  Although all efforts to resolve the permit challenges will continue until final approval is secured, the Company does not plan to resume construction on the Tygart No. 1 complex until market conditions improve sufficiently to justify the capital investment.  It is currently expected that construction work may not resume before 2011.

•
The Beckley complex, which produces premium low-volatile metallurgical coal, will delay the addition of its third and final production section until market conditions improve. This delay will lower planned production by 300,000 tons in 2009.  With this adjustment, Beckley’s 2009 production is 100% contracted.

•
As previously announced, ICG’s Wolf Run Mining Company subsidiary is permanently closing its Sago mine.  The Sago mine idled production in March of 2007. After a thorough evaluation of the mine’s infrastructure and remaining reserves, Wolf Run determined that the operation is no longer economically viable in today’s market. The Company expects to permanently close and seal the mine in the first quarter of 2009.

Liquidity and Debt

As of December 31, 2008, the Company had $63.9 million in cash on hand.  Total debt as of December 31, 2008 was $455.0 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes.  As of December 31, 2008, the Company had $26.4 million in available borrowing capacity under its credit agreement.  Fourth quarter cash requirements included $38.4 million for capital expenditures.

Outlook

Reflecting the current global economic slowdown, the Company is providing the following updated guidance:

•
For 2009, the Company expects to sell approximately 20.5 million to 21.3 million tons of coal.  The average selling price is projected to be $61.50 to $63.50 per ton.  The projected average cost per ton sold is $51.00 to $53.00, excluding selling, general and administrative expenses.  The Company expects coal production to be approximately 19.5 million to 20.3 million tons.

•	The Company’s updated outlook for its expected average coal pricing by region for 2009 is as follows:

Region	2009 Forecast
Central Appalachia	$67.50- $69.50
Northern Appalachia	$60.50- $63.75
Illinois Basin	$32.25- $32.75
Average	$61.50 - $63.50

•	For 2010, the Company expects to sell 20.0 million to 21.0 million tons of coal. Coal production is expected to total 19.5 million to 20.5 million tons.

•	Due to the high degree of market uncertainty, the Company is not offering revenue or cost guidance for 2010.

•	The Company has significantly reduced its projected 2009 capital expenditures, and now expects to spend approximately $100 million.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of our goodwill and long-lived assets; the ongoing effect of the Sago mine accident; our liquidity, results of operations and financial condition; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2007 Annual Report on Form 10-K and in our subsequent filings on Form 10-Q, all which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of February 11, 2009 unless otherwise noted.

# # #

For more information, contact Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2008 AND 2007
(in thousands, except share and per share amounts)

	Three months ended December 31 ,		Year ended December 31,
	2008	2007	2008	2007
REVENUES:
Coal sales revenues	$236,282	$178,582	$998,245	$770,663
Freight and handling revenues	9,739	14,949	45,231	29,594
Other revenues	11,706	11,431	53,260	48,898
Total revenues	257,727	204,962	1,096,736	849,155
COSTS AND EXPENSES:
Cost of coal sales	216,385	174,325	882,983	732,112
Freight and handling costs	9,739	14,949	45,231	29,594
Cost of other revenues	7,825	6,907	35,672	34,046
Depreciation, depletion and amortization	25,169	20,530	96,047	86,517
Selling, general and administrative	11,096	7,457	38,147	33,325
(Gain) loss on sale of assets, net	157	(858)	(32,518)	(38,656)
Impairment loss	37,428	170,402	37,428	170,402
Total costs and expenses	307,799	393,712	1,102,990	1,047,340
Loss from operations	(50,072)	(188,750)	(6,254)	(198,185)
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense, net	(12,088)	(8,505)	(41,107)	(35,140)
Other, net	—	(982)	—	319
Total interest and other income (expense)	(12,088)	(9,487)	(41,107)	(34,821)
Loss before income taxes and minority interest	(62,160)	(198,237)	(47,361)	(233,006)
INCOME TAX BENEFIT	25,207	70,951	22,711	85,623
MINORITY INTEREST	3	(163)	—	349
Net loss	$(36,950)	$(127,449)	$(24,650)	$(147,034)

Other Data:
Adjusted EBITDA (a)	$12,525	$1,200	$127,221	$59,053
Earnings per share:
Basic and diluted	$(0.24)	$(0.84)	$(0.16)	$(0.97)
Weighted-average shares – basic and diluted	152,765,879	152,428,001	152,632,586	152,304,461

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion, amortization, impairment charges and minority interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets and a peer group. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net loss appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
(in thousands)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$63,930	$107,150
Accounts receivable, net	75,321	83,765
Inventories, net	58,788	40,679
Deferred income taxes	17,649	5,000
Prepaid expenses and other	32,477	28,610
Total current assets	248,165	265,204

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,068,146	974,334
DEBT ISSUANCE COSTS, net	10,635	13,466
ADVANCE ROYALTIES, net	17,462	14,661
GOODWILL	—	30,237
OTHER NON-CURRENT ASSETS	5,435	5,661
Total assets	$1,349,843	$1,303,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$75,810	$70,042
Short-term debt	4,741	—
Current portion of long-term debt and capital leases	15,319	4,234
Current portion of reclamation and mine closure costs	11,139	7,333
Current portion of employee benefits	3,359	2,925
Accrued expenses and other	87,704	62,723
Total current liabilities	198,072	147,257

LONG-TERM DEBT AND CAPITAL LEASES	434,920	408,096
RECLAMATION AND MINE CLOSURE COSTS	68,107	78,587
EMPLOYEE BENEFITS	61,194	55,132
DEFERRED INCOME TAXES	42,462	52,355
BELOW-MARKET COAL SUPPLY AGREEMENTS	43,888	39,668
OTHER NON-CURRENT LIABILITIES	6,195	8,062
Total liabilities	854,838	789,157

MINORITY INTEREST	35	35

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock	1,533	1,530
Additional paid-in capital	643,480	639,160
Accumulated other comprehensive loss	(4,977)	(5,903)
Retained deficit	(145,066)	(120,416)
Total stockholders’ equity	494,970	514,371
Total liabilities and stockholders’ equity	$1,349,843	$1,303,563

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(in thousands)

	Year ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,650)	$(147,034)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	96,047	86,517
Impairment loss	37,428	170,402
Write-off and amortization of deferred finance costs included in interest expense	2,831	8,291
Amortization of accumulated postretirement benefit obligation	430	283
Minority interest	—	(349)
Compensation expense on restricted stock and options	4,174	5,224
Gain on sale of assets, net	(32,518)	(38,656)
Provision for bad debt	994	503
Deferred income taxes	(23,102)	(87,078)
Changes in assets and liabilities:
Accounts receivable	7,918	(13,606)
Inventories	(17,333)	(92)
Prepaid expenses and other	(3,920)	3,202
Other non-current assets	(2,744)	(457)
Accounts payable	7,116	12,588
Accrued expenses and other	24,677	11,648
Reclamation and mine closure costs	(5,281)	5,509
Other liabilities	5,886	5,200
Net cash from operating activities	77,953	22,095
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	8,786	46,524
Additions to property, plant, equipment and mine development	(131,421)	(160,431)
Cash paid related to acquisitions and net assets acquired	(603)	(12,717)
Withdrawals (deposits) of restricted cash	(26)	193
Distribution to joint venture	—	(100)
Net cash from investing activities	(123,264)	(126,531)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	6,310	26,082
Repayments on short-term debt	(1,569)	(45,368)
Borrowings on long-term debt	3,496	65,000
Repayments on long-term debt and capital leases	(6,295)	(68,585)
Proceeds from convertible notes offering	—	225,000
Proceeds from stock options exercised	149	—
Debt issuance costs	—	(9,285)
Net cash from financing activities	2,091	192,844
NET CHANGE IN CASH AND CASH EQUIVALENTS	(43,220)	88,408
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,150	18,742
CASH AND CASH EQUIVALENTS, END OF PERIOD	$63,930	$107,150

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2008 AND 2007 (Unaudited)
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net loss	$(36,950)	$(127,449)	$(24,650)	$(147,034)
Depreciation, depletion and amortization	25,169	20,530	96,047	86,517
Interest expense, net	12,088	8,505	41,107	35,140
Income tax benefit	(25,207)	(70,951)	(22,711)	(85,623)
Impairment loss	37,428	170,402	37,428	170,402
Minority interest	(3)	163	—	(349)
Adjusted EBITDA	$12,525	$1,200	$127,221	$59,053

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
OPERATING STATISTICS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2008 AND 2007 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended December 31, 2008:
Tons sold	2,709	968	569	166	4,412
Coal sales revenues	$159,540	$52,404	$17,177	$7,161	$236,282
Cost of coal sales	$152,231	$45,901	$12,877	$5,376	$216,385
Coal sales revenue per ton (a)	$58.91	$54.17	$30.17	$43.01	$53.56
Cost of coal sales per ton (a)	$56.21	$47.45	$22.62	$32.29	$49.05

For the three months ended December 31, 2007:
Tons sold	2,777	870	462	289	4,398
Coal sales revenues	$118,825	$33,466	$13,641	$12,650	$178,582
Cost of coal sales	$114,809	$35,802	$9,946	$13,768	$174,325
Coal sales revenue per ton (a)	$42.79	$38.47	$29.53	$43.77	$40.61
Cost of coal sales per ton (a)	$41.34	$41.15	$21.53	$47.64	$39.64

For the year ended December 31, 2008:
Tons sold	11,617	3,937	2,331	1,029	18,914
Coal sales revenues	$672,077	$209,932	$69,796	$46,440	$998,245
Cost of coal sales	$595,683	$193,389	$57,424	$36,487	$882,983
Coal sales revenue per ton (a)	$57.85	$53.33	$29.94	$45.10	$52.78
Cost of coal sales per ton (a)	$51.28	$49.13	$24.63	$35.43	$46.68

For the year ended December 31, 2007:
Tons sold	11,323	3,291	2,025	1,704	18,343
Coal sales revenues	$512,352	$121,200	$60,368	$76,743	$770,663
Cost of coal sales	$468,958	$147,745	$46,701	$68,708	$732,112
Coal sales revenue per ton (a)	$45.25	$36.83	$29.81	$45.04	$42.01
Cost of coal sales per ton (a)	$41.42	$44.89	$23.06	$40.32	$39.91

(a)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.